May 2010 Pricing Sheet dated May 24, 2010 relating to Preliminary Pricing Supplement No. 371 dated April 26, 2010 to Registration Statement No. 333-156423 Filed pursuant to Rule 433

S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Jump Securities Based on the Value of the PHLX Housing SectorSM Index due June 24, 2011
PRICING TERMS – MAY 24, 2010
Issuer:	Morgan Stanley
Underlying index:	PHLX Housing SectorSM Index
Aggregate principal amount:	$4,100,000
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	May 24, 2010
Original issue date:	May 27, 2010 (3 business days after the pricing date)
Maturity date:	June 24, 2011
Payment at maturity:
•          If the final index value is greater than the initial index value:
$10 + the upside payment
•          If the final index value is less than or equal to the initial index value:
$10 x the index performance factor
This amount will be less than or equal to the stated principal amount of $10.
There is no minimum payment at maturity.

Upside payment:
$2.40 per security (24% of the stated principal amount).  Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $12.40 per security.

Index performance factor:	final index value / initial index value
Valuation date:	June 21, 2011, subject to adjustment for non-index business days and certain market disruption events
Initial index value:	105.50, which is the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61759G307
ISIN:	US61759G3074
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per security	$10.00	$0.20	$9.80
Total	$4,100,000	$82,000	$4,018,000
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.20 for each security they sell. For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“PHLX Housing SectorSM” and “HGXSM” are service marks of the NASDAQ OMX Group, Inc. (“NASDAQ OMX”) and have been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by NASDAQ OMX, and NASDAQ OMX makes no representation regarding the advisability of investing in the securities.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 371 dated April 26, 2010
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.